FOR IMMEDIATE RELEASE

News media contact:	Investor contact:
Jessica Roy Wright Express (207) 523-6763 Jessica_Roy@wrightexpress.com	Steve Elder Wright Express (207) 523-7769 Steve_Elder@wrightexpress.com

Wright Express Appoints Larry McTavish to Board of Directors

Executive Brings More Than 30 Years of Experience in Software and Information Services Industry

South Portland, Maine – January 8, 2007 – Wright Express Corporation (NYSE: WXS) announced today that Larry McTavish has been appointed to its board of directors. McTavish has more than 30 years of domestic and international experience in the software information and financial services industries, including 10 years as chairman and chief executive officer of a provider of information services, financial services and software to the transportation industry. He is currently the chief executive officer and chairman of the board of directors of Birmingham, Alabama-based Source Medical Solutions.

“Larry brings deep industry experience to Wright Express’ board of directors,” said board Chairman Rowland T. Moriarty. “We look forward to his insight and expect that he will be a valuable contributor to the board as Wright Express capitalizes on growth opportunities in its market.”

Prior to joining Source Medical, McTavish was chairman of BenView Capital, a private investment company. He also served as a full-time consultant for the investment firm Welsh Carson Anderson & Stowe. For 10 years, McTavish was chairman and CEO of Comdata Corporation, a provider of information services, financial services and software to the transportation industry. When Comdata was acquired by Ceridian Corporation in 1995, he was also named as an executive vice president of Ceridian. Prior to his tenure at Comdata, McTavish was chairman and CEO of Hogan Systems, a provider of international enterprise software systems to the banking and financial services industries.

McTavish is a member of the board of advisors at Clayton Associates, FCA III and of D1 Sports Training. He also serves as a board member of Censis Technologies, Inc., a provider of surgical instrument tracking and management systems, and Valutec Inc., a provider of stored value and gift card services.

About Wright Express

Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for approximately 295,000 commercial and government fleets containing 4.3 million vehicles. Wright Express markets these services directly as well as through more than 100 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 650 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit http://www.wrightexpress.com.

This press release contains forward-looking statements, including statements regarding Larry McTavish’s potential contributions to the board of directors and the company’s ability to capitalize on market opportunities. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: volatility in fuel prices; the effect of the Company’s fuel-price related derivative instruments; effects of competition; the potential loss of key strategic relationships; decreased demand for fuel and other vehicle products and services and the effects of general economic conditions on the commercial activity of fleets; the Company’s ability to rapidly implement new technology and systems; changes in interest rates and the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K filed with the SEC on March 15, 2006 and its subsequent filings with the SEC. Wright Express Corporation undertakes no obligation to update these forward-looking statements at any future date or dates.

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